FOR IMMEDIATE RELEASE

ZST Digital Networks, Inc. Appoints New Chief Financial Officer
and Grants Stock Options

ZHENGZHOU, CHINA, October 20, 2009 – ZST Digital Networks, Inc., a Delaware corporation (“ZST” or the “Company”) (NASDAQ: ZSTN) announces that it has appointed John Chen, M.D. as Chief Financial Officer of the Company effective October 20, 2009 (the “Effective Date”) to replace its former Chief Financial Officer, Zeng Yun Su.  Dr. Chen will be integrally involved in all areas of financial reporting, regulatory compliance, and corporate finance activities.

ZST reported that today it granted stock options to Dr. Chen to purchase a total of 25,000 shares of its common stock at an exercise price of $8.00 per share and exercisable until October 20, 2014.  The options will be immediately exercisable but, to the extent they are exercised, will be subject to a repurchase right of the Company which will lapse as follows: 50% of the options and shares will vest six (6) months after the Effective Date and the remaining 50% will vest twelve (12) months after the Effective Date.

About ZST Digital Networks, Inc.

ZST Digital Networks, Inc. (Nasdaq: ZSTN) is a China-based company, principally engaged in supplying digital and optical network equipment and providing installation services to cable system operators in China.  The Company has developed a line of IPTV devices that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers.  The Company has assisted in the installation and construction of over 400 local cable networks in more than 90 municipal districts, counties, townships, and enterprises.  For more information about ZST Digital Networks, Inc., please visit http://www.shenyangkeji.com.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including our ability to maintain and increase revenues and sales of our products, our ability to develop and market new products, our strategic investments and acquisitions, compliances and changes in the laws of the People’s Republic of China (the “PRC”) that affect our operations, and vulnerability of our business to general economic downturn, especially in the PRC, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

Investor Relations:

Taylor Rafferty, US
Mahmoud Siddig, Investor Relations
Tel:   +1-212-897-5495
Email: zstdigital@taylor-rafferty.com
Web:   http://www.taylor-rafferty.com

Taylor Rafferty, Hong Kong
Ruby Yim, Investor Relations
Tel:   +1-800-733-2447 x104
Email: zstdigital@taylor-rafferty.com
Web:   http://www.taylor-rafferty.com